Exhibit 3.2

CERTIFICATE OF MERGER

MERGING

SABRE MERGER SUB, INC.,

A DELAWARE CORPORATION

WITH AND INTO

ARS SUBSIDIARY, INC.,

A DELAWARE CORPORATION

Pursuant to Title 8, Section 251 of the General Corporation Law of the State of Delaware

ARS Subsidiary, Inc., a Delaware corporation (the “Company”), does hereby certify as follows:

FIRST: Each of the constituent corporations (the “Constituent Corporations”), the Company and Sabre Merger Sub, Inc., a Delaware corporation (“Merger Sub”), is a corporation duly organized and existing under the laws of the State of Delaware.

SECOND: An Agreement and Plan of Merger and Reorganization, dated as of July 21, 2022, as amended by that certain amendment dated August 11, 2022 and further amended by that certain amendment dated October 25, 2022 (the “Merger Agreement”), by and among the Company, ARS Pharmaceuticals, Inc., a Delaware corporation, and Merger Sub, setting forth the terms and conditions of the merger of Merger Sub with and into the Company (the “Merger”), has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 228 and Section 251 of the Delaware General Corporation Law.

THIRD: Company shall be the surviving corporation in the Merger (the “Surviving Corporation”). The name of the Surviving Corporation shall be ARS Subsidiary, Inc.

FOURTH: Upon the effectiveness of the Merger, the certificate of incorporation of the Surviving Corporation shall be amended and restated such that, upon the effectiveness of the Merger, the certificate of incorporation attached hereto as Exhibit A shall be the certificate of incorporation of the Surviving Corporation.

FIFTH: An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address:

11682 El Camino Real, Suite 120

San Diego, CA 92130

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.

SEVENTH: The Merger shall become effective as of November 8, 2022, at 4:03 pm Eastern Time, following the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, ARS Subsidiary, Inc. has caused this Certificate of Merger to be executed by the undersigned authorized officer as of November 7, 2022.

ARS SUBSIDIARY, INC.

/s/ Richard Lowenthal
Name: Richard Lowenthal
Title: Chief Executive Officer

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ARS SUBSIDIARY, INC.

FIRST: The name of the corporation is:

ARS SUBSIDIARY, INC.

SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street – Corporation Trust Center, City of Wilmington, County of New Castle, 19801 and the name of the registered agent of the corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”).

FOURTH: The corporation is authorized to issue one class of stock, to be designated “Common Stock”, with a par value of $0.001 per share. The total number of shares of Common Stock that the corporation shall have authority to issue is one thousand (1,000).

FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors (the “Board”). In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the corporation (the “Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation. Election of directors need not be by written ballot, unless the Bylaws so provide.

SIXTH: The Board is authorized to make, adopt, amend, alter or repeal the Bylaws of the corporation. The stockholders shall also have power to make, adopt, amend, alter or repeal the Bylaws of the corporation.

SEVENTH: To the fullest extent permitted by law, a director of the corporation shall not be personally liable to the corporation or its stockholder for monetary damages for a breach of fiduciary duty as a director. If the DGCL or any other law of the state of Delaware is amended after approval by the stockholders to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any repeal or modification of the foregoing provisions shall not adversely affect any right or protection of a director of the corporation existing at the time of, or increase the liability of any director of the corporation with respect to any acts or omissions of such director occurring prior to such appeal or modification.

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